Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192675

LIQUIDMETAL TECHNOLOGIES, INC.

102,024,643 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 4

DATED May 21, 2014

(To Prospectus Dated February 11, 2014)

This Prospectus Supplement No. 4 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated February 11, 2014, of Liquidmetal Technologies, Inc. (the “Company”) relating to the offer and sale from time to time by the selling stockholders named therein of up to 102,024,643 shares of our common stock (as amended and supplemented from time to time, the “Prospectus”). This Prospectus Supplement No. 4 is not complete without, and may not be delivered or used except in connection with, the original Prospectus, including all amendments and supplements thereto.

This Prospectus Supplement No. 4 includes the attached Current Report on Form 8-K as filed by the Company with the Securities and Exchange Commission on May 21, 2014.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 4 (or the Prospectus, including any supplements or amendments thereto) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is May 21, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2014

LIQUIDMETAL TECHNOLOGIES, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-31332 (Commission File Number)	33-0264467 (I.R.S. Employer Identification No.)

30452 Esperanza

Rancho Santa Margarita, California 92688

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (949) 635-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 1.01. Entry Into a Material Definitive Agreement.

On May 19, 2014, Liquidmetal Technologies, Inc. (the “Company”) and Apple Inc. (“Apple”) entered into an second amendment (the “Second Amendment”) to the Master Transaction Agreement that was originally entered into on August 5, 2010 (the “MTA”) and amended on June 15, 2012 (the “First Amendment”). Under the MTA and the First Amendment, the Company was obligated to contribute to Crucible Intellectual Property, LLC, a special purpose subsidiary of the Company, all intellectual property acquired or developed by the Company from August 5, 2010 through February 5, 2014, and all intellectual property held by Crucible Intellectual Property, LLC was exclusively licensed on a perpetual basis to Apple for the field of use of consumer electronic products under the MTA. Under the Second Amendment, the parties agreed to amend the MTA and the First Amendment to extend the February 5, 2014 date to February 5, 2015.

The foregoing does not purport to be a complete description of the Amendment and is qualified by reference to the full text of such agreement, which will be filed with the Company’s next Quarterly Report on Form 10-Q.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Tony Chung
Tony Chung,
Chief Financial Officer

Date: May 21, 2014